                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               YELLOW CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               YELLOW CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                               YELLOW CORPORATION
                                 10777 Barkley
                          Overland Park, Kansas 66211

                         ------------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 19, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Yellow Corporation (the "Company") will be held at the Overland Park Marriott, 10800 Metcalf Avenue, Overland Park, Kansas, on April 19, 1995 at 9:30 a.m., Central Daylight Time, for the following purposes:

       I. To elect three Class III directors whose three-year terms shall expire at the 1998
          Annual Meeting of Stockholders of the Company.
      II. To approve the appointment of Arthur Andersen & Co. as independent public accountants of the Company for 1995.
     III. To consider and act upon a stockholder proposal, opposed by management and the
          Board of Directors, for confidential voting on matters submitted for stockholder vote and the appointment of independent inspectors of election.
      IV. To transact such other business as may properly come before such meeting or any adjournment thereof.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

     The close of business on February 17, 1995 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States.

     If you attend the meeting in person, you may revoke your proxy and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned.

                                          By Order of the Board of Directors:

Overland Park, Kansas                     WILLIAM F. MARTIN, JR.
March 10, 1995                            Secretary

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                               YELLOW CORPORATION
                                 10777 Barkley
                          Overland Park, Kansas 66211

                                  INTRODUCTION

     This statement is furnished in connection with the solicitation by the Board of Directors of Yellow Corporation (the "Company"), a Delaware corporation, of proxies for use at the 1995 Annual Meeting of Stockholders of the Company, to be held at the Overland Park Marriott, 10800 Metcalf Avenue, Overland Park, Kansas (the Company's telephone is 913/967-4300; mailing address P.O. Box 7563, Overland Park, Kansas 66207), at 9:30 a.m., Central Daylight Time, on April 19, 1995, and at any and all adjournments thereof. The Company's Annual Report (including audited financial statements) for the year ended December 31, 1994 accompanies this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, which will be mailed to stockholders on or about March 10, 1995. The Annual Report is not part of this proxy soliciting material except to the extent specifically incorporated herein by reference. A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K and the quarterly reports on Form 10-Q may be obtained without charge by writing the Treasurer of the Company at the above mailing address.

         MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING OF THE COMPANY

     At the annual meeting, the Company's stockholders will consider and vote upon (1) the election of three Class III directors whose three-year terms shall expire at the 1998 Annual Meeting of Stockholders; (2) the approval of the appointment of Arthur Andersen & Co. as independent public accountants of the Company for 1995; and (3) a stockholder proposal, opposed by management and the Board of Directors, for confidential voting on matters submitted for stockholder vote and the appointment of independent inspectors of election.

                               VOTING AND PROXIES

RECORD DATE; VOTING RIGHTS

     Stockholders of record as of the close of business on February 17, 1995 will be entitled to notice of and to vote at the Annual Meeting of Stockholders of the Company or any adjournment thereof. On such date the Company had outstanding 28,105,856 shares of common stock, par value $1.00 per share ("Common Stock"), which constitute the Company's only outstanding voting securities. Each share of Common Stock has one vote. Unless marked to the contrary, proxies received will be voted (1) for the election to the Board of all nominees to the Board of Directors; (2) for the approval of the appointment of Arthur Andersen & Co. as independent public accountants of the Company for 1995; (3) against the stockholder proposal relating to confidential voting and the appointment of independent inspectors of election; and (4) in the discretion of the Proxy Committee on such other business as may properly come before the meeting.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting. Attendance at the meeting does not by itself constitute revocation of the proxy. The election of directors shall be determined by a plurality of the votes cast. Determination of the appointment of Arthur Andersen & Co. as independent public accountants and the stockholder proposal shall be by a majority of the votes cast.

     Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast.

SOLICITATION OF PROXIES

     The cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

                    SUBMISSION OF PROPOSALS BY STOCKHOLDERS

     Stockholders' proposals intended to be presented at the 1996 annual meeting must be received by November 10, 1995 to be eligible for inclusion in the proxy materials.

                             PRINCIPAL STOCKHOLDERS

     As of December 31, 1994, the persons known to the Company to be beneficial owners of more than five percent of the Company's outstanding shares of Common Stock, the number of shares beneficially owned by them and by all executive officers and directors as a group, and the percent of such shares so owned were:

                                                                AMOUNT AND NATURE
                         NAME AND ADDRESS                         OF BENEFICIAL       PERCENT
                       OF BENEFICIAL OWNER                          OWNERSHIP         OF CLASS
    ----------------------------------------------------------  -----------------     --------
    George E. Powell, Jr......................................      2,302,502(1)(3)      8.2%
      10777 Barkley
      Overland Park, Kansas
    George E. Powell III......................................      1,753,748(2)(3)      6.2%
      10777 Barkley
      Overland Park, Kansas
    Boatmen's Bancshares, Inc. ...............................      3,081,694(4)        11.1%
      One Boatmen's Plaza
      St. Louis, Missouri
    The Capital Group, Inc. ..................................      1,913,200(5)         6.8%
      333 South Hope Street
      Los Angeles, California
    Nicholas Applegate Capital Management.....................      1,451,053(6)         5.2%
      600 West Broadway
      San Diego, California
    Norwest Corporation.......................................      2,795,600(7)        10.1%
      Norwest Center
      Sixth and Marquette
      Minneapolis, Minnesota
    Pioneer Management Corporation............................      1,775,000(8)         6.3%
      60 State Street
      Boston, Massachusetts
    All executive officers and directors as a group...........      2,644,649(9)         9.4%
      (18 persons)

     (1) George E. Powell, Jr., Chairman of the Board, had the following voting and investment powers with respect to such shares: (a) sole voting power, 660,102 shares; (b) shared voting power, 1,608,600 shares; (c) sole investment power, 660,102 shares; and (d) shared investment power, 1,608,600 shares. Mr. Powell, Jr. disclaims beneficial ownership of 1,703,428 of such shares, 33,800 of which are owned by his wife, and 1,669,628 of which he holds solely in a fiduciary capacity.

     (2) George E. Powell III, President and Chief Executive Officer, had the following voting and investment powers with respect to such shares: (a) sole voting power, 260,274 shares; (b) shared voting power, 1,489,174 shares; (c) sole investment power, 258,534 shares; and (d) shared investment power,

1,489,174 shares. Mr. Powell III disclaims beneficial ownership of 1,493,474 of such shares, 1,453,000 of which are owned by a charitable foundation of which he is one of five directors, 36,174 of which he holds solely in a fiduciary capacity under the Missouri Transfer to Minors Law and 4,300 of which are owned by his wife.

     (3) Beneficial ownership of 1,453,000 of such shares is attributed to both Mr. Powell, Jr. and Mr. Powell III, because they are two of five directors of The Powell Family Foundation, a private charitable foundation, which owns the shares. The other directors of the Foundation are Barbara P. Allen, Marilyn P. Rinker and Nicholas K. Powell.

     (4) According to information provided to the Company, Boatmen's Bancshares, Inc. had the following voting and investment powers with respect to such shares:
(a) sole voting power, 711,650 shares; (b) shared voting power, 4,262 shares;
(c) sole investment power, none; and (d) shared investment power, 2,975,421 shares.

     Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc., held 2,624,429 of such shares as trustee under the Company's Paysop, Stock Sharing, profit-sharing and pension plans. Participants in the Paysop, Stock Sharing and profit-sharing plans have the right to instruct the trustee as to the voting of shares held by the plans and as to whether such shares should be tendered in the event of a tender offer.

     (5) According to information provided to the Company, The Capital Group, Inc. had, through its operating subsidiaries, Capital Guardian Trust Company and Capital Research and Management Company, the following voting and investment powers with respect to such shares: (a) sole voting power, 737,700 shares; (b) shared voting power, none; (c) sole investment power, 1,913,200 shares; and (d) shared investment power, none.

     (6) According to information provided to the Company, Nicholas Applegate Capital Management had the following voting and investment powers with respect to such shares: (a) sole voting power, 450,899 shares; (b) shared voting power, none; (c) sole investment power, 1,451,053 shares; and (d) shared investment power, none.

     (7) According to information provided to the Company, Norwest Corporation, Inc., had, through certain of its subsidiaries, the following voting and investment powers with respect to such shares: (a) sole voting power, 2,630,300 shares; (b) shared voting power, 15,300 shares; (c) sole investment power, 2,793,300 shares; and (d) shared investment power, 500 shares. Norwest Corporation disclaims beneficial ownership of all shares for the purposes of Sections 13, 14, or 16 of the Securities Exchange Act of 1934.

     (8) According to information provided to the Company, Pioneer Management Corporation had the following voting and investment powers with respect to such shares: (a) sole voting power, 1,775,000 shares; (b) shared voting power, none;
(c) sole investment power, 245,000 shares; and (d) shared investment power, 1,530,000 shares.

     (9) This total avoids duplication due to the attribution of beneficial ownership of 1,453,000 shares to both Mr. Powell, Jr. and Mr. Powell III referred to in note (3) above. Executive officers' and directors' share ownership includes: 12,131 shares held in employee stock plans; 5,790 shares which officers had the right to acquire within 60 days of such date through the exercise of stock options pursuant to the Company's 1983 Stock Option Incentive Plan; 2,302,502 shares attributed to George E. Powell, Jr., to which notes (1) and (3), above, apply; 1,753,748 shares attributed to George E. Powell III, to which notes (2) and (3), above, apply; 200 shares owned by relatives of other executive officers or directors as to which such executive officers or directors disclaim beneficial ownership; and 1,453,000 shares owned by a charitable foundation which duplicate shares referred to in notes (1), (2) and (3), above, and with respect to which beneficial ownership is disclaimed.

                            I. ELECTION OF DIRECTORS

     At the meeting, three Class III directors are to be elected to three-year terms which shall expire at the 1998 Annual Meeting of Stockholders of the Company. All nominees have consented to being named and to serve the full three-year term if elected. If any nominee should be unable to stand for election as a director, an event not anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as management may nominate.

     The following tables set forth information with respect to each director and each nominee for election as a director of the Company. George E. Powell III is the son of George E. Powell, Jr. No other director or nominee has any family relationship with any other director or executive officer of the Company.

                                                                             SHARES OF STOCK OWNED
                                                                             BENEFICIALLY (1)(2),
    NAME; PAST SERVICE                  PRINCIPAL OCCUPATION;               DIRECTLY OR INDIRECTLY,
      TERM OF OFFICE                      DIRECTORSHIPS; AGE                AS OF DECEMBER 31, 1994
--------------------------- ----------------------------------------------  -----------------------
                            NOMINEES FOR ELECTION AS CLASS III DIRECTORS
M. Reid Armstrong.......... President of Yellow Freight System, Inc.                   5,473
  Director since 1992       ("Yellow"), the Company's principal operating
                            subsidiary (since May 1992); Executive Vice
                            President of the Company and of Yellow
                            (December 1991-May 1992); Senior Vice
                            President (prior to December 1991); 57
David H. Hughes............ Formerly Director (Vice Chairman 1986-1990),               4,500
  Director since 1973       President and Chief Operating Officer of
                            Hallmark Cards, Inc., Kansas City, MO
                            (greeting cards); Director of Western
                            Resources, Inc.; 66
George E. Powell, Jr....... Chairman of the Board (formerly also Chief             2,302,502
  Director since 1952       Executive Officer) of the Company; Director of
                            Butler Manufacturing Co., Inc.; 68

                            DIRECTORS CONTINUING IN OFFICE
Klaus E. Agthe............. Director and North American Liaison for the                1,000
  Director since 1984       VIAG Group, Munich, Germany (an international
  Term expires 1996         holding company) (Since January 1993);
                            formerly chief officer in charge of operations
                            in eastern Germany for Asea Brown Boveri A.G.,
                            Berlin Germany, (January 1991-December 1992);
                            Executive Vice President of Asea Brown Boveri
                            Inc., Stamford, CT (January 1990-December
                            1991); and President and Chief Executive
                            Officer of Asea Brown Boveri Inc., Purchase,
                            NY (January 1988-January 1990); 64
Howard M. Dean............. Chairman and Chief Executive Officer (formerly               500
  Director since 1987       President and Chief Executive Officer) of Dean
  Term expires 1996         Foods Company, Franklin Park, IL (processor
                            and distributor of food products); Director of
                            Nalco Chemical Company and Ball Corporation;
                            57
George E. Powell III....... Chief Executive Officer of the Company (since          1,753,748
  Director since 1984       July 1990); President of the Company (since
  Term expires 1996         October 1987); formerly President of Yellow
                            (October 1987-May 1992); 46
Ronald T. LeMay............ Director, President, and Chief Operating                       0
  Director since 1994       Officer, Long Distance Division, Sprint
  Term expires 1997         Corporation, Kansas City, MO
                            (telecommunications) (since October 1989);
                            formerly Executive Vice President, Corporate
                            Affairs of United Telecommunications, Inc. and
                            Executive Vice President, Staff of U.S. Sprint
                            Corporation; 49

                                                                             SHARES OF STOCK OWNED
                                                                             BENEFICIALLY (1)(2),
    NAME; PAST SERVICE                  PRINCIPAL OCCUPATION;               DIRECTLY OR INDIRECTLY,
      TERM OF OFFICE                      DIRECTORSHIPS; AGE                AS OF DECEMBER 31, 1994
--------------------------- ----------------------------------------------  -----------------------
John C. McKelvey........... President and Chief Executive Officer of                     390
  Director since 1977       Midwest Research Institute, Kansas City, MO
  Term expires 1997         (scientific and technical research); 61
William L. Trubeck......... Senior Vice President -- Finance and Chief                   200
  Director since 1994       Financial Officer of SPX Corporation,
  Term expires 1997         Muskegon, MI (equipment manufacturer for motor
                            vehicle industry) (since November 1994);
                            formerly Senior Vice President and Chief
                            Financial Officer of Honeywell, Inc.,
                            Minneapolis, MN (April 1993-October 1994);
                            Chief Financial Officer, White & Case, New
                            York, NY (1991-1993); Executive Vice
                            President, Finance & Chief Financial Officer,
                            NWA, Inc., St. Paul, MN (1989-1990); Director
                            of Bush Bros. and Great Lakes Aviation; 48

     (1) These figures include shares beneficially owned by certain members of the families of the following directors or nominees for director, as to which shares the director or nominee disclaims beneficial ownership: Mr. Powell, Jr., 33,800 shares; Mr. McKelvey, 200 shares; and Mr. Powell III, 40,474 shares. Also included are 155,600 shares owned by a charitable foundation with respect to which Mr. Powell, Jr. shares voting and investment powers, and 61,028 shares owned by a trust with respect to which Mr. Powell, Jr. has sole voting and investment powers. Mr. Powell, Jr. has no other beneficial interest with respect to such shares and disclaims beneficial ownership thereof. Included in the totals for both Mr. Powell, Jr. and Mr. Powell III are 1,453,000 shares owned by a private charitable foundation with respect to which each shares voting and investment powers with others and as to which each disclaims beneficial ownership.

     (2) The percentage of the Company's outstanding stock owned by each director and nominee for director is less than one percent, except for Mr. Powell, Jr. and Mr. Powell III, whose respective percentages of beneficial ownership are reflected in the section titled "Principal Stockholders," above.

              STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

     The Board of Directors held five regularly scheduled meetings during 1994.

     Audit Committee.  The Audit Committee consisted of Thomas M. Bloch, Charles
A. Duboc, and John C. McKelvey for the April meeting. Messrs. Bloch and Duboc retired from the Board during 1994. The Audit Committee consisted of John C. McKelvey, David H. Hughes and William L. Trubeck for the October and December meetings. The Committee's functions include consulting with the Company's independent public accountants concerning the scope and results of the audit, reviewing the evaluation of internal accounting controls and inquiring into special accounting-related matters.

     Compensation Committee. The Compensation Committee consisted of Klaus E. Agthe, Howard M. Dean and David H. Hughes for the April meeting, with Ronald T. LeMay replacing Mr. Hughes for the October and December meetings. The Committee's functions include making recommendations to the Board of Directors regarding compensation of officers and approving compensation strategies for executive officers; reviewing actions relating to officer compensation; and setting policy for the Company's pension and profit sharing plans.

     Nominating Committee. The Nominating Committee consisted of Howard M. Dean, John C. McKelvey & George E. Powell, Jr. It met once during the last fiscal year. The Committee's functions include considering nominees for the Board of Directors and submitting to the whole Board for its consideration nominees approved by the Committee.

                            DIRECTORS' COMPENSATION

     Directors who are not full-time employees of the Company or any of its subsidiaries are paid an annual retainer for Board service of $23,000; an annual retainer for committee service of $1,200 for each committee on which a director serves (excepting directors on the Nominating Committee, who receive a committee attendance fee but not a separate committee retainer); an attendance fee of $1,300 for each Board meeting and $1,100 for each committee meeting attended; and are reimbursed or made whole for all costs and expenses of any kind incurred by them related to Board or committee meetings. Directors may elect to defer receipt of the retainer and attendance fees. Directors who are full-time employees of the Company or any of its subsidiaries are not paid any retainer or attendance fees for service as members of the Board or any committee thereof.

     Mr. Powell, Jr. receives the annual retainer and meeting fees paid to other non-employee directors and receives an additional retainer from the Company with the result that his total annual payments from the Company equal $160,000.

     During the last fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board held during the period he was a director and of committees of the Board on which he served during the period that he was a director.

                             EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company or certain of its subsidiaries for the fiscal years ended December 31, 1994, 1993 and 1992 of those persons who were, at December 31, 1994, (i) the President and Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company or certain of its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                  -------------------------------------
                                                                                           AWARDS              PAYOUTS
                                             ANNUAL COMPENSATION                  -------------------------    -------
                                 --------------------------------------------
                                                                       (E)            (F)            (G)         (H)       (I)
             (A)                                           (D)       (2)OTHER      RESTRICTED      OPTIONS/     LTIP      (4)ALL
     NAME AND PRINCIPAL           (B)        (C)          BONUS       ANNUAL         STOCK           SARS      PAYOUTS    OTHER
          POSITION               YEAR     SALARY ($)     ($)(1)      COMP.($)     AWARD(S) ($)       (#)         ($)     COMP.($)
-----------------------------    -----    ----------     -------     --------     ------------     --------    -------   --------
George E. Powell III              1994      387,333       32,776         0                 0(3)        0          0            0
President, Chief Executive        1993      360,000            0         0                 0           0          0        9,062
Officer, Yellow Corporation       1992      354,656      101,500         0           104,127           0          0        9,440
M. Reid Armstrong                 1994      314,750       28,889         0                 0(3)        0          0            0
President, Yellow                 1993      290,000            0         0                 0           0          0        8,264
Freight System, Inc.              1992      259,038       66,500         0            65,148           0          0        5,358
Robert W. Burdick                 1994      236,062       25,503         0                 0(3)        0          0            0
Senior Vice President-            1993      226,400            0         0                 0           0          0        8,005
Corporate Development/            1992      224,175       41,000         0            51,765           0          0        5,085
Public Affairs, Yellow
Corporation
Leo H. Suggs                      1994      252,850            0         0                 0           0          0        2,250(5)
President, Preston                1993      240,726            0         0                 0           0          0        6,983
Corporation                       1992      165,000       52,000         0                 0           0          0        3,302
Robert L. Bostick                 1994      201,703       34,548         0                 0           0          0            0
Senior Vice President             1993      190,800            0         0                 0           0          0        6,983
Operations, Yellow                1992      160,788       50,000         0                 0           0          0        3,315
Freight System, Inc.

     (1) No executive officer bonuses were paid for 1994. The amounts paid in 1994 represent the payment of deferred bonuses for 1993, as described in the Compensation Committee Report on Executive Compensation.

     (2) While the named executive officers receive certain perquisites from the Company or the involved subsidiary, such perquisites do not reach the threshold for reporting of $50,000 or ten percent of salary and bonus set forth in the applicable rule of the Securities and Exchange Commission.

     (3) On October 22, 1992, restricted stock awards totaling 8,886 shares were granted to the named executive officers as follows: Mr. Powell III, 4,186 shares; Mr. Armstrong, 2,619 shares; and Mr. Burdick, 2,081 shares. Under the award, the restrictions have lapsed over a two-year period with the restrictions having lapsed on 50% of the awarded shares in 1993 and 50% in 1994. The market value of a share of the Company's stock on the date of the awards was $24.875.

     (4) The compensation reported for 1993 and 1992 represents (a) shares allocated to the accounts of the named executive officers under the Company's Stock Sharing Plan and (b) with respect to Mr. Powell III, Mr. Armstrong and Mr. Burdick, the cash replacement of the stock sharing contributions to which Mr. Powell III, Mr. Armstrong and Mr. Burdick would have been entitled before application of legislative limitations. During 1994, there were no shares allocated under the Stock Sharing Plan.

     (5) The compensation reported for Mr. Suggs for 1994 represents Preston Corporation's matching contribution under Preston Corporation's 401(k) Plan. During 1994, Mr. Suggs contributed $9,000 to the Preston Corporation 401(k) Plan and such amount is included in the amount shown under salary.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table summarizes the value of the options and SARs held by the executive officers named in the Summary Compensation Table above. None of these officers exercised options or SARs in 1994. No options or SARs were granted during 1994.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR
                                    VALUE(1)

                                                                                                  VALUE OF        VALUE OF
                                                                  NUMBER OF       NUMBER OF      UNEXERCISED     UNEXERCISED
                                                                 UNEXERCISED     UNEXERCISED    IN-THE-MONEY    IN-THE-MONEY
                                                                 OPTIONS AT        SARS AT       OPTIONS AT        SARS AT
                                                                 FY-END (#)      FY-END (#)      FY-END ($)      FY-END (#)
                               SHARES ACQUIRED      VALUE       EXERCISABLE/    EXERCISABLE/    EXERCISABLE/    EXERCISABLE/
            NAME               ON EXERCISE (#)   REALIZED ($)   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE
-----------------------------  ---------------   ------------   -------------   -------------   -------------   -------------
George E. Powell III                 --               --             0/0              0/0            0/0             0/0
M. Reid Armstrong                    --               --             0/0              0/0            0/0             0/0
Robert W. Burdick                    --               --             0/0              0/0            0/0             0/0
Leo H. Suggs                         --               --             0/0              0/0            0/0             0/0
Robert L. Bostick                    --               --             0/0            920/0            0/0             0/0

     (1) The value of the Company's common stock on 12/31/94 was $23.875

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation program for the Company's executive officers is established to allow the organization to attract and retain the caliber of executive whose leadership skills will enable the Company and its subsidiaries to effectively compete in their market segments. Additionally, the programs are intended to act as an incentive for the executive to attain the highest level of organizational performance and profitability by rewarding the executive for increasing levels of profit and stockholder value.

     In conformance with the above compensation philosophy, the total annual compensation for all executive officers of the Company is determined by one base element -- salary -- and an annual incentive bonus. In addition, for those executive officers at the level of senior vice president or above at the Company or the involved subsidiary, total annual compensation includes potential awards under the Company's 1992 Stock Option Plan.

     Salary for the Company's executive officers is determined by analysis of three factors, consisting of (1) salary levels at service industries with gross revenues comparable to the Company; (2) evaluation of the individual executive officer's performance; and (3) the Company's ability to pay. While the three factors are not formally weighted, the Company's ability to pay is a threshold consideration. Individual executive performance is not measured by specific performance targets or goals but is rather an overall, general evaluation process. While the Company has targeted the median of the range established by the competitive survey group of service companies for the salary compensation of executive officers, actual 1994 salaries for executive officers are generally below the median.

     Annual bonuses are based on a performance formula derived from competitive survey data of service companies with gross revenues comparable to the Company's developed by Towers Perrin, a nationally recognized executive compensation consulting firm. This performance formula provides for increasing levels of payment, once a minimum operating profit threshold is attained, and the measure of operating profits utilized in this performance formula is pre-tax operating ratio. Therefore, annual bonus is not based on performance targets but only on actual Company results. No bonuses were awarded to the Company's executive officers for 1994 since the minimum operating profit threshold, while attained for individual quarters, was not attained for the entire year.

     The Compensation Committee has the authority to waive or readjust the performance formula that has been utilized for determining executive officers' annual bonuses and did so for the first time in 1993. In December 1993, the Committee recommended, and the Company's Board approved, a waiver of the operating profit threshold for 1993, based upon the anticipated short-term negative impact that year of completion of the Preston Corporation acquisition. The size of the 1993 awards was determined by application of the performance formula after elimination of the operating profit threshold, further reduced by a factor equal to the degree to which salary and wage increases for all the Company's employees in 1993 compared unfavorably with 1992. The 1993 awards were also deferred until 1994 and made contingent upon the Company or the involved subsidiary meeting or exceeding the minimum operating profit threshold for any quarter in 1994, after application of the established performance formula. The contingency set forth in 1993 for deferred annual bonus payments to the Company's executive officers was satisfied in the third quarter of 1994 with respect to executive officers employed by the Company and its Yellow subsidiary, and accordingly the deferred 1993 annual incentive bonuses were paid to these executive officers in the fourth quarter of 1994.

     Awards under the Company's 1992 Stock Option Plan utilize the same performance formula relating to pre-tax operating ratio that forms the basis for annual bonus awards, the only difference being that the 1992 Stock Option Plan awards are based on a three-year average of the Company's annual operating profits. Since the performance formula is based entirely on actual Company operating results, the Compensation Committee in its deliberations does not consider the amount of options or restricted stock awards already outstanding or previously granted, or the aggregate size of current awards. Though the 1992 Plan contemplates three types of awards -- Stock Options, Share Appreciation Rights and Restricted Stock -- it has been the Compensation Committee's past practice to award Restricted Stock. It is the Committee's belief that executive officers, most particularly the CEO of the Company and the presidents of certain of its subsidiaries, should have a stake in the Company's ongoing success through stock ownership. It has thus been the Committee's practice to restrict awards to executive officers at the level of senior vice president or above at the Company or the involved subsidiary. This ownership position is intended to focus these executives' attention on managing the business in the best interest of the stockholders. No awards under the Company's 1992 Stock Option Plan were made in 1994 since the minimum operating profit threshold was not attained for the entire year.

     The Compensation Committee has the same authority to waive or readjust the performance formula that has been utilized for determining awards under the 1992 Stock Option Plan that it has with respect to awards of annual bonuses. No waiver or readjustment of the performance formula has occurred with respect to awards under the 1992 Stock Option Plan since its inception in 1992.

                                CEO COMPENSATION

     The base salary of George E. Powell III is set at a level commensurate with competitive salaries for CEO positions of service industry companies with gross revenues comparable to the Company, using survey data developed by Towers Perrin, a nationally recognized executive compensation consulting firm. While Mr. Powell's base annual salary was increased by $40,000 in 1994 in order to bring his base salary more in line with the involved survey group, his base salary remains below the range midpoint of this group.

     No annual bonus or award under the 1992 Stock Option Plan was granted Mr. Powell in 1994 for the same reasons documented above in the Compensation Committee's general discussion of executive officer compensation. Mr. Powell received a deferred 1993 annual bonus in the fourth quarter of 1994, again under the same criteria set forth in the Compensation Committee's above discussion of executive officer compensation. No award under the 1992 Stock Option Plan was granted Mr. Powell in 1993.

     The annual bonus and restricted stock awards granted Mr. Powell in 1992 were based on the performance formula derived from competitive survey data of service companies with gross revenues comparable to the Company's developed by Towers Perrin that is described in the Compensation Committee's above discussion of executive officer compensation.

                                          Howard M. Dean, Chairman
                                          Klaus E. Agthe
                                          Ronald T. LeMay

                                          Members of the Compensation Committee

                            COMMON STOCK PERFORMANCE

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's common stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Transportation Composite Index for the period of five years commencing December 31, 1989 and ending December 31, 1994.

                          TOTAL RETURN TO SHAREHOLDERS
                         YELLOW CORPORATION: 1990-1994

      MEASUREMENT PERIOD          YELLOW COR-     S&P 500 IN-     S&P TRANS-
    (FISCAL YEAR COVERED)          PORATION           DEX          PORTATION
DEC 89                                     100             100             100
                                         96.98           96.99          100.73
                                        105.19          103.09          100.20
                                         77.32           88.92           78.20
DEC 90                                  102.33           96.89           86.36
                                        121.60          110.97           98.34
                                        118.63          110.72          105.20
                                        118.55          116.64          112.74
DEC 91                                  106.00          126.42          128.50
                                        115.82          123.22          129.53
                                        110.15          125.57          128.52
                                        100.41          129.53          124.08
DEC 92                                  112.60          135.05          139.63
                                         99.08          141.99          146.43
                                         80.70          142.68          146.86
                                        103.37          146.37          155.81
DEC 93                                  106.56          149.76          166.20
                                        103.11          144.08          155.68
                                         75.88          144.69          151.94
                                         82.35          151.76          142.51
DEC 94                                  106.84          151.74          139.34

                             1992 STOCK OPTION PLAN

     On April 24, 1992, the stockholders approved the adoption of the 1992 Stock Option Plan (the "1992 Plan"). 800,000 shares of common stock are available for grant under the 1992 Plan. The 1992 Plan expires on April 25, 2002, in that no awards may be made after that date.

     The Company's 1992 Plan is administered by the Compensation Committee of the Board of Directors, none of whose members are eligible to receive an award under the 1992 Plan. The 1992 Plan covers executive, managerial, supervisory and professional employees of the Company and certain of its subsidiaries (including employee-directors and officers) and permits three types of awards: Grants of stock options, which are either Incentive Stock Options ("ISOs") or non-ISOs ("non-qualified options"); grants of stock options coupled with a grant of stock appreciation rights ("SARs"); and grants of restricted stock awards. The 1992 Plan also provides for share delivery to employees otherwise eligible for an award under the Plan in lieu of cash incentive awards under any management incentive plan.

     In determining the grant of awards to eligible employees, the Compensation Committee may consider the nature of the services rendered or that the Committee expects may be rendered by the employee, the employee's present and potential contributions to the success of the business, the number of years of effective service the employee is expected to have and such other factors as the Committee may deem relevant.

     The option exercise price (or initial value in the case of an SAR) is 100% of the fair market value of the stock on the date of the grant, and may be paid in cash or by delivery of shares owned by the optionee. Options and SARs coupled with options become exercisable on the first anniversary of the date of the grant. Restrictions on the sale or transfer of restricted stock awarded under the 1992 Plan will be lifted on a specified percentage of the total award each year, beginning one year after the date of grant. The time at which SARs and certain options become exercisable or restrictions lapse on restricted stock award shares is accelerated upon the occurrence of certain events, such as total and permanent disability or death of an employee while in the employ of the Company or a subsidiary, if the Company is wholly or partly liquidated, or is a party to a merger, consolidation or reorganization in which it or an entity controlled by it is not the surviving entity, or upon the occurrence of certain events which may lead to a change of control of the Company. If not previously exercised, options or rights granted under the 1992 Plan expire either ten years or five years after the grant date. No options or SARs have yet been awarded under the 1992 Plan. Any options or SARs presently held by the executive officers named in the Summary Compensation Table were granted under the substantially similar predecessor 1983 Stock Option Incentive Plan ("the 1983 Plan"). No executive officer exercised options or SARs under the 1983 Plan in 1994.

     Awards of restricted stock to the named executive officers under the 1992 Plan are detailed in Footnote (3) to the Summary Compensation Table. No executive officers were granted restricted stock awards in 1994.

                           DEFINED CONTRIBUTION PLANS

     The Company and certain of its subsidiaries' executive officers participate in two defined contribution plans -- the Yellow Freight Profit-Sharing Trust and the Yellow Freight Stock Sharing Plan. The plans cover all the regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) employed in the United States and not covered by a collective bargaining agreement. A total of 5,038 employees were participants in 1994.

     Each year the Board of Directors determines the amount of the contributions to the trusts under the plans (see below) based primarily upon the Company's profitability. No contribution to the Profit Sharing Trust was awarded by the Board of Directors in 1994. A contribution equal to the principal and interest payments due, less dividend income, was made in 1994 to the Stock Sharing Trust equaling $9,877,668.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended by subsequent legislation, may prevent the contribution to or allocation under the defined contribution plans of the amount to which a participant would otherwise be entitled. The Company has a policy of replacing contributions to which a participant would have been entitled before application of the legislative limitations by means of an annual cash payment to affected participants. The policy allows a participant to defer any annual cash payment through a non-qualified, unfunded, deferred compensation arrangement, though no executive officer receiving such payment has elected deferral. Amounts paid to the named executive officers in 1992 and 1993 under the Company's policy of cash replacement of Stock Sharing contributions subject to legislative limitations are set forth in Footnote (4) to the Summary Compensation Table. No other executive officer qualified for such cash payments.

     Profit-Sharing Trust. Two accounts are maintained for each participant and each account is credited with 50% of the participant's share of the year's contribution. Account B is 100% vested and consists of that participant's share of the contribution, increments from income from investments and the net change in the value of securities. Account A vests at the rate of 20% per year for each year of participation. It consists of the same elements as Account B plus an allocation of forfeitures. Vested benefits are paid upon termination of employment, but an active participant may withdraw a portion of his accounts, subject to certain limitations.

     The Profit-Sharing Trust also contains provisions for a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. This arrangement, called SPARE, allows a participant to deposit in the program up to 12% of his annual earnings before, or after, federal income taxes. For 1994, the maximum annual participant contribution was $9,240. There is no Company matching contribution.

     A participant may choose among three investment alternatives for his deposits and is 100% vested in his SPARE account. Accounts become payable upon cessation of employment, retirement at or after age 65 and in the event of total and permanent disability or death. An active participant may withdraw a portion of his before-tax deposits, subject to certain limitations. After-tax deposits may be withdrawn for any reason. Deposits may be withdrawn not more than once every two years.

     The amounts which the named executive officers chose to have deposited in the Section 401(k) portion of the trust, subject to the 12% limitation, are included in the salary column of the Summary Compensation Table. There was no contribution to the Profit-Sharing Trust for 1994.

     Stock Sharing Plan. The Stock Sharing Plan invests solely in Company common stock, except for the diversification options described below. The plan trustee may borrow funds to finance purchases of Company stock (a "purchase loan"). Each year, the Company may make a contribution to the Stock Sharing Plan from Company earnings. The amount of Company contributions can vary from year to year, according to Company profits. This contribution (and any dividends on the shares of stock in the Stock Sharing Plan purchased with an outstanding loan) may be used to repay any purchase loan. As the loan is repaid, stock will be allocated to each participant's account. If there is no loan outstanding, or if a contribution in excess of the amount needed to service the debt on any outstanding loan is made, stock purchased by the contribution will be allocated directly to each participant's account. Participants vote allocated shares; the plan trustee votes unallocated shares in the same proportion as the allocated shares are voted.

     The number of shares allocated to a participant in any year is based on a formula that compares the participant's earnings with those of all other eligible employees. The shares allocated to the accounts of the named executive officers in 1992 and 1993 are detailed in Footnote (4) to the Summary Compensation Table. No shares were allocated under the Plan in 1994.

     A participant's account vests at the rate of 20% per year for each year of participation in the Plan, but years of service under the Yellow Freight Profit-Sharing Trust count toward vesting in the Stock Sharing Plan. In addition, an account becomes 100% vested when a participant reaches age 65, dies or becomes permanently disabled. After reaching age 55 a participant may transfer up to 25% of his account's value into one or more of three investment funds; after reaching age 60 a participant may transfer up to 50% of his account to such funds.

     Accounts become payable upon cessation of employment, retirement at or after age 65 and in the event of total and permanent disability or death. Participants have various options as to the time and method of payment.

                          DEFINED BENEFIT PENSION PLAN

     The Company and certain of its subsidiaries' officers participate in a noncontributory, defined benefit pension plan. Such plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States and are not otherwise covered by a pension plan under a collective bargaining agreement. Pension plan benefits are calculated solely on salaries and cash bonuses. Compensation reported in the Summary Compensation Table includes amounts which are not covered compensation under the pension plan. Participants are vested after five years of service.

     A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 2/3% of his final average annual compensation paid in the five highest consecutive years of the participant's last ten consecutive years of participation, multiplied by his total years of participation, the sum of which is reduced by 50% of the amount of his primary Social Security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will probably be reduced from the above formula because of ERISA limitations.

     The following table sets forth the gross annual benefits (single life at age 65), before deduction of the applicable primary Social Security offset amount (a maximum of 50% of the participant's primary Social Security benefits at 30 years of participation), payable upon retirement under the defined benefit pension plan for specified remuneration and years of service classifications, part of which may be paid pursuant to the supplemental retirement income agreements discussed below:

                              PENSION VALUE TABLE

                                           YEARS OF SERVICE
                           ------------------------------------------------
ELIGIBLE REMUNERATION(1)      15        20        25        30        35
------------------------   --------  --------  --------  --------  --------
        125,000              31,250    41,650    52,100    62,500    73,000
        150,000              37,500    50,000    62,500    75,000    87,500
        175,000              43,750    58,350    73,000    87,500   102,100
        200,000              50,000    66,650    83,350   100,000   116,650
        225,000              56,250    75,000    93,750   112,500   131,250
        250,000              62,500    83,350   104,150   125,000   145,850
        300,000              75,000   100,000   125,000   150,000   175,000
        350,000              87,500   116,650   145,850   175,000   204,150
        400,000             100,000   133,350   166,650   200,000   233,350
        450,000             112,500   150,000   187,500   225,000   262,500
        500,000             125,000   166,650   208,350   250,000   291,650
        550,000             137,500   183,350   229,150   275,000   320,850
        600,000             150,000   200,000   250,000   300,000   350,000
        650,000             162,500   216,650   270,850   325,000   379,150

          (1) Eligible Remuneration as used in this table is defined as final average covered compensation (salary and annual bonus) for the five highest consecutive years of the participant's last ten consecutive years of participation preceding termination of employment under the plan.

     ERISA, as amended by subsequent legislation, limits covered compensation under the pension plan to $150,000 in 1994 and imposes maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. The Company has entered into nonqualified, unfunded supplemental retirement income agreements with affected participants which are designed to provide those benefits intended by the pension plan before application of the legislative limitations.

     The named executive officers have credited years of service in the plan as follows: Mr. Powell III, 21 years; Mr. Armstrong, 21 years; Mr. Burdick, 13 years; Mr. Suggs, 6 years; and Mr. Bostick, 29 years.

                               RELOCATION POLICY

     The Company and certain of its subsidiaries' officers, as well as other salaried employees, are covered by the Company's relocation policy. The policy reimburses employees for certain moving expenses when the employee is transferred to a new location and is required by the Company or its subsidiary to move his residence. Items covered by the policy include the expense of a trip to the new location to select a new home, car mileage expenses, certain expenses associated with terminating any lease at the old location, temporary living expenses at the new location, travel expenses for trips home during the transition period, cost of transporting certain household goods and reimbursement for en route travel expenses or airfare for transporting the employee's family to the new location. In addition, except for certain newly-hired employees moving to their initial assignment, transferred employees are paid a predetermined lump sum to cover miscellaneous moving costs and expenses.

     The policy pays closing costs on a home purchased by a transferred executive officer or other key employee. The policy also gives such an employee the option of either (1) selling his home at the old location for its estimated value to an employee relocation assistance firm or (2) selling his home himself or through a real estate agent. If the first option is chosen and the home sells for less than the amount paid to the employee, the relocation assistance firm is reimbursed by the Company for the difference between what it pays the employee and the selling price, plus its expenses, costs and fees. If the second option is chosen, the employee is reimbursed for normal selling expenses and receives a cash incentive for selling the home to a third party rather than selling it to a relocation assistance firm.

     In 1993, Preston Corporation made to Leo H. Suggs, President of that subsidiary, a $480,000 interest-free relocation loan effective May 3, 1993.

                               OTHER INFORMATION

     The Company has entered into Executive Severance Agreements (the "Agreements") with all the executive officers named in the Summary Compensation Table, as designated by the Board of Directors.

     In the event of a "Change in Control" of the Company followed within two years by (1) the termination of the executive's employment for any reason other than death, disability, retirement or "cause" or (2) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company's practice prior to the Change of Control, the Agreements provide that the executive shall be paid a lump sum cash amount equal to the sum of (a) two times the executive's highest compensation (salary plus bonus) for any consecutive 12-month period within the previous three years and (b) a cash amount equal to the unvested portion (if any) of any profit sharing account of the executive under any profit sharing plan of the Company or its subsidiaries. If the executive is within 10 years of his normal retirement age (65), then the executive would be paid three times such highest compensation. A termination is for "cause" if it is the result of a conviction of a felony by a court of competent jurisdiction, which is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction, which is no longer subject to direct appeal, that the executive is mentally incompetent or that he is liable for negligence or misconduct in the performance of his duty to the Company.

     "Change of Control" for the purpose of the Agreements shall be deemed to have taken place if: (i) A third person, including a "group" as defined in
Section 13(D)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of the Company and as a result thereof becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

     In addition, as described previously (see discussion of the "1992 Stock Option Plan"), the Compensation Committee has provided a "Limited Right" in connection with certain stock options held by the executive officer who is a party to an Agreement. In the event of the purchase of Company stock pursuant to a tender or exchange offer by a party other than the Company for 20% or more of the Company's then outstanding shares, the "Limited Right" allows the executive to receive from the Company, upon surrender of outstanding options, an amount in cash equal to the then fair market value of the shares for which the "Limited Right" is exercised, less the exercise price and applicable withholding taxes. The "Limited Right" may be exercised within 30 days after the first purchase of Company stock pursuant to the tender or exchange offer.

     II. PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen & Co. as independent public accountants of the Company for 1995. The appointment of independent public accountants by the Board of Directors is submitted annually for approval by the stockholders. Although stockholder approval is not required, if the stockholders do not ratify the appointment, the Board of Directors will reconsider the matter. A representative of Arthur Andersen & Co. will be present at the Annual Meeting of Stockholders to respond to appropriate questions, and he will have an opportunity to make a statement if he desires to do so.

                           III. STOCKHOLDER PROPOSAL

     A stockholder has stated his intention to present the following proposal at the 1995 Annual Meeting. The proposal and supporting statement, for which the Board of Directors and Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons stated after the text of the proposal and its supporting statement.

                              STOCKHOLDER PROPOSAL

     Mr. Alex Adams of 14968 Carol Drive, Cleveland, Ohio, the owner of more than $1,000 worth of Company stock, has submitted the following resolution for vote by the stockholders:

                                   RESOLUTION

     RESOLVED: That the stockholders of Yellow recommend that the Board of Directors take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its shareholders, and that this includes the following provisions:

          1. That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company's state of incorporation; and

          2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

                              SUPPORTING STATEMENT

     Mr. Adams states that voting fairly reflects a voter's conviction when the process remains confidential from all those affected by the results. For employee-shareholders, confidential voting is especially important.

     Last year, a majority of voting shareholders supported confidential voting proposals at American Cyanamid, Occidental Petroleum and Placer Dome. In the Spring of 1994, IRRC found that confidential voting attracted an average of 43.1% support, up 1.5% from the previous year's average.

     Many companies adopt confidential voting policies voluntarily, including Anheuser-Busch, which granted a request by a Teamster employee shareholder.

     A simple majority of the outstanding shares is required to approve this proposal.

     For these reasons, Mr. Adams urges stockholders to vote for this Resolution.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
                STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

     The Company's Board of Directors opposes the proposal to require confidential stockholder voting, and the withholding of proxies and related documents from examination by any representatives of the Company. The Company's Directors also oppose the second part of this proposal to require the use of independent inspectors of election. These proposals would only serve to increase the cost of the Company's voting process without serving any interest of the stockholders as a whole, and in some instances would in fact be detrimental to the interest of stockholders.

     Stockholders who desire for whatever reason to remain anonymous presently have that ability to do so. Stockholders can hold their shares in street name and their nominees, under federal law, may not reveal their owner's name to anyone. Employee participants in the Company's stock benefit plans own their stock through a trustee bank, which may also not reveal how employee participants vote. Moreover, occasions can arise when an issue is of such importance to the Company that the ability of the Company to urge responses from abstainers, for example, is appropriate and necessary if the Directors are to properly serve the interests of all stockholders.

     The present system of appointment of inspectors of election similarly should be retained. By Company practice, the inspectors of election nominated each year have always consisted of members of the Company's accounting or legal departments, at least one of whom has been a Company officer. Historically, these representatives have accomplished their task at no expense to the Company and with complete reliability. The proponent would substitute for the present system a costly, complicated process without any justification or demonstration that the Company's present process has failed to adequately protect the Company's stockholders.

     Stockholders should also ask themselves whether the proponent is motivated as a stockholder of your company or whether he is acting on behalf of a union organization which is pursuing an independent agenda. It should be noted that the stockholder proposal is word-for-word identical with confidential voting proposals that have previously been sponsored at other transportation companies, either directly or indirectly, by the Teamsters Union. The proponent is a road driver for the Company's principal operating subsidiary and a member of the Teamsters Union.

                               IV. OTHER MATTERS

     The Board of Directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

     PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy, and if you are able to attend the meeting, you may vote your shares in person.

                                           BY ORDER OF THE BOARD OF DIRECTORS:

Overland Park, Kansas                           WILLIAM F. MARTIN, JR.
March 10, 1995                                  Secretary

                                  [FRONT SIDE]

                               YELLOW CORPORATION
                                     PROXY

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 19, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints GEORGE E. POWELL, JR., DAVID H. HUGHES and GEORGE E. POWELL III, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Yellow Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Yellow Corporation, to be held at the Overland Park Marriott, 10800 Metcalf Avenue, Overland Park, Kansas, on Wednesday, April 19, 1995, at 9:30 a.m., and at any adjournments thereof.
     If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said Proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

          (Continued and to be SIGNED and dated on the reverse side.)
--------------------------------------------------------------------------------


                                 [REVERSE SIDE]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposal 3.

1. ELECTION OF DIRECTORS:                      Nominees -- George E. Powell, Jr., David H. Hughes and M. Reid Armstrong

    FOR all nominees          WITHHOLD         (To withhold authority to vote for any individual nominee, write that nominee's name
   listed (except as          AUTHORITY        on the line provided below.)
     marked to the           to vote for
contrary to the right).     all nominees.      ------------------------------------------------------------------------------------
          / /                    / /           The Board of Directors recommends a vote FOR all director nominees listed.


2. PROPOSAL TO APPROVE THE APPOINTMENT of      3. PROPOSAL SUBMITTED BY AN INDIVIDUAL     4. OTHER BUSINESS: In their discretion,
Arthur Andersen & Co. as independent public    STOCKHOLDER for confidential voting on     the Proxies are authorized to vote upon
accountants of the corporation for 1995.       matters submitted for stockholder vote     such other business as may properly
                                               and the appointment of independent         come before the meeting.
The Board of Directors recommends a vote       inspectors of election.
FOR Proposal 2.
                                               The Board of Directors recommends a vote
                                               AGAINST Proposal 3.

      FOR     AGAINST     ABSTAIN                   FOR     AGAINST     ABSTAIN
      / /       / /         / /                     / /       / /         / /

                                                                                   Please sign exactly as name appears to the
                                                                                   left. When shares are held by joint tenants, both
                                                                                   should sign. When signing as attorney, executor,
                                                                                   administrator, trustee, or guardian, please
                                                                                   give full title as such. If a corporation, please
                                                                                   sign in full corporate name by President or other
                                                                                   authorized officer. If a partnership, please
                                                                                   sign in partnership name by authorized person.

                                                                                   -------------------------------------------------
                                                                                   Signature

                                                                                   -------------------------------------------------
                                                                                   Signature if held jointly
                                                                                   Dated:  ------------------------- , 1995

                                                                                   Please Mark, Sign, Date and Return the Proxy
                                                                                   Card Promptly Using the Enclosed Postage-Paid
                                                                                   Envelope.
                                                                                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                                                                                   OF DIRECTORS.

               INSTRUCTIONS TO RETIREMENT SAVINGS PLAN TRUSTEE
                              YELLOW CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS, APRIL 19, 1995

        The undersigned hereby instructs BOATMEN'S TRUST COMPANY, as Trustee, to vote all shares of Common Stock of Yellow Corporation, allocated to the undersigned's account in the Yellow Corporation Retirement Savings Plan and with respect to which the undersigned is entitled to instruct the Trustee to vote, at the Annual Meeting of Stockholders of Yellow Corporation, to be held at the Overland Park Marriott, 10800 Metcalf Avenue, Overland Park, Kansas, on Wednesday, April 19, 1995 at 9:30 a.m., and any adjournments thereof, as specified on the reverse side.


         (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

1. ELECTION OF DIRECTORS:                   Nominees-- George E. Powell, Jr., David H. Hughes and M. Reid Armstrong.

  FOR all nominees         WITHHOLD         (To withhold authority to vote for any individual nominee, write that nominee's name on
 listed (except as         AUTHORITY         the line provided below.)
 marked to the con-      to vote for all
trary to the right).        nominees         _______________________________________________________________________________________
                                             The Board of Directors recommends a vote FOR all director nominees listed.
       / /                    / /


2. PROPOSAL TO APPROVE THE APPOINTMENT OF   3. PROPOSAL SUBMITTED BY AN INDIVIDUAL STOCKHOLDER     4. OTHER BUSINESS: In their
Arthur Andersen LLP as independent public   for confidential voting on matters submitted for       discretion, the Trustee is
accountants for 1995.                       stockholder vote and the appointment of independent    authorized to vote upon such
The Board of Directors recommends a vote    inspectors of election.                                other business as may properly
FOR Proposal 2.                             The Board of Directors recommends a vote AGAINST       come before the meeting.
                                            Proposal 3.

        FOR     AGAINST     ABSTAIN                 FOR      AGAINST       ABSTAIN

        / /       / /        / /                    / /       / /           / /

                                                                        Please sign exactly as name appears to the left.  When
                                                                        signing as attorney, executor, administrator, trustee,
                                                                        or guardian, please give full title as such.

                                                                        Dated_____________________________________________,1995

                                                                        _______________________________________________________
                                                                        Signature

                                                                        PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD
                                                                        PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
                                                                        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

               "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
               PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE



                                               MESSAGE FROM BOATMEN'S TRUST COMPANY
                                                          TRUSTEE OF THE
                                            YELLOW CORPORATION RETIREMENT SAVINGS PLAN

                                                          MARCH 15, 1995

                                                      IMPORTANT - PLEASE READ

                As a participant in the Yellow Corporation Retirement Savings Plan that holds the Company stock as an asset, you have the right to instruct the Trustee how to vote the shares held in that plan.
                All votes are important.  Please take advantage of your right to vote.

                Enclosed are the Company's Annual Report to Shareholders and the Notice of Annual Meeting (to
                be held April 19, 1995) and Proxy Statement.  Also enclosed is an "Instructions to Trustee" card.
                This Instruction card gives Boatmen's Trust Company (the Trustee) voting instructions for shares of Yellow Corporation stock held in trust by the Yellow Corporation Retirement Savings Plan.  You
                are entitled to instruct the Trustee to vote in whatever manner you wish.  You are not required to use the enclosed instruction card to direct the Trustee as to the manner in which you desire that the Trustee vote.  Instead, you may furnish other written instructions to the Trustee.

                THE TRUSTEE AND COMPANY URGE YOU TO PROMPTLY EXERCISE YOUR RIGHT TO DIRECT THE TRUSTEE ON HOW TO
                VOTE THE SHARES HELD BY THE TRUSTEE.  PLEASE COMPLETE, SIGN AND RETURN THE INSTRUCTION CARD, USING
                THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR VOTE MAY BE COUNTED.

                                                                                           BOATMEN'S TRUST COMPANY
